Exhibit 10.50
AMENDMENT 2008-1
AQUA AMERICA, INC.
DEFERRED COMPENSATION PLAN MASTER TRUST AGREEMENT
AMENDMENT 2008-1, dated as of December 15, 2008, by Aqua America, Inc. (the “Company”).
The Company (previously known as Philadelphia Suburban Corporation) entered into the Philadelphia Suburban Corporation Deferred Compensation Plan Master Trust Agreement dated as of December 31, 1996 (the “Trust Agreement”) with PNC Bank, N.A. (the “Trustee”).
The Trust Agreement covers the following three plans: The Philadelphia Suburban Corporation Amended and Restated Executive Deferral Plan, The Aqua America Supplementtal Pension Benefit Plan (formerly known as The Philadelphia Suburban Corporation Excess Benefit Plan for Salaried Employees) and The Philadelphia Suburban Water Company Supplemental Executive Retirement Plan for Nicholas DeBenedictis.
The name of the Philadelphia Suburban Corporation Amended and Restated Executive Deferral Plan has changed to the Aqua America, Inc. 2009 Executive Deferral Plan.
Pursuant to Section 12.1 of the Trust Agreement, the Pension Committee of the Board of Directors (the “Committee”) may, from time to time, amend the provisions of the Trust Agreement.
The Committee desires to amend the Trust Agreement to reflect the plan name changes and to include provisions applicable to the investment of assets of the trust in life insurance policies.
NOW, THEREFORE, the Trust Agreement is amended as follows:
1. A new Section 5.6 shall be added to the end of Article V to read as follows:
5.6 Subject to Section 5.1, the Trustee may invest all or a portion of the Trust Fund in one or more life insurance policies or contracts. If any portion of the Trust Fund is invested in a life insurance policy or contract on the life of a Participant, the Trustee shall hold legal title to the policy or contract and shall serve as custodian. Prior to a Change of Control, the Company is specifically authorized to act as agent of the Trustee with respect to the administration of the insurance policies or contracts, and in that regard the Company may serve as signatory for the Trustee to execute insurance policy or contract applications and death claims, as well as to transfer assets between or among the separate accounts available within each insurance policy or contract, and shall advise the Trustee, on at least an annual basis, of all actions taken pursuant to this authority. Further, the Company reserves the right to designate the address of record for all notices involving such insurance policies or contracts and their administration and shall provide the Trustee, on at least an annual basis, an accounting of all actions occurring with respect to each such insurance policy or contract. Prior to the closing of any transaction that would result in a Change of Control, the Company shall appoint an independent administrator (the “Administrator”) who will direct the Trustee with respect to any insurance policies or contracts following a Change of Control. Following a Change of Control, the Administrator may be replaced by the Company only for good cause shown. Any successor Administrator must be approved by more than 50% of the Participants covered by the Plans. The Company shall have the right at any time, and from time to time, in its sole discretion, to substitute cash or cash equivalents equal to the fair market value of any assets held by the Trust.

2. Section 6.1(l) is amended in its entirety to read as follows:
(l)	The Trustee shall have, without exclusion, all powers conferred on the Trustee by local law, unless otherwise specifically provided herein, including the right to borrow against an insurance policy or contract for purposes of the Plan or to distribute the proceeds to the Company, subject to the provisions of Section 7.6; provided, however, that if an insurance policy or contract is held as an asset of the Trust, the Trustee shall have no power to name a beneficiary of the policy or contract other than the Trust, to assign the policy or contract (as distinct from conversion of the policy or contract to a different form) other than to a successor trustee, or to loan to any person other than the Company the proceeds of any borrowing against such policy or contract; provided, further, that the Trustee may make an exchange under section 1035 of the Code of any such policy or contract with the consent of the insured as to insurability.
3. The first sentence in Section 7.7 is amended in its entirety to read as follows:
The Company may make payment of benefits directly to Participants or their beneficiaries as they become due under the terms of the Plans and, upon submission of proof of payment acceptable to Trustee, be reimbursed from the Trust Fund in the amount of such payment.
4. The Trust Agreement is hereby renamed as the Aqua America, Inc. Deferred Compensation Plan Master Trust Agreement.
5. Exhibit A to the Trust Agreement is amended in its entirety to read as the attached Exhibit A.
6. This Amendment is effective as of January 1, 2009. In all respects not amended, the Trust Agreement is hereby ratified and confirmed.

WITNESS WHEREOF, and as evidence of the adoption of the amendment set forth herein, this instrument has been executed by the duly authorized officer of the Company as of this 15th day of December, 2008.

AQUA AMERICA, INC.
Pension Committee of the Board of Directors

By:	/s/ Roy H. Stahl

Accepted:

By:	/s/ Richard A. Thill, V.P.
PNC Bank, N.A., as trustee

EXHIBIT A
TO
AQUA AMERICA, INC.
DEFERRED COMPENSATION PLAN MASTER TRUST AGREEMENT
The non-qualified employee benefit plans and programs covered by the Deferred Compensation Plan Master Trust Agreement are:
1.	The Aqua America Inc., 2009 Executive Deferral Plan

2.	The Aqua America Inc., Supplemental Pension Benefit Plan for Salaried Employees

3.	The Aqua America Inc., Supplemental Executive Retirement Plan for Nicholas DeBenedictis